EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105833, 333-205434, 333-231926, 333-239460, and 333-272945 on Form S-8, and Registration Statement No. 333-285394 on Form S-3ASR, of our reports dated February 25, 2026, relating to the financial statements of Barrett Business Services, Inc., and the effectiveness of Barrett Business Services, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Barrett Business Services, Inc., for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Portland, Oregon
February 25, 2026